Exhibit 99.1

Gladstone Commercial Corporation Reports Results for the Third Quarter Ended September 30, 2014

Please Note That the Limited Information That Follows in This Press Release is Not Adequate to Make an Informed Investment Judgment

MCLEAN, Va., Oct. 29, 2014 (GLOBE NEWSWIRE) -- Gladstone Commercial Corporation (Nasdaq:GOOD), or the Company, today reported financial results for the third quarter ended September 30, 2014. A description of funds from operations, or FFO, and Core FFO, both non-GAAP (generally accepted accounting principles in the United States) financial measures, are located at the end of this press release. All per share references are to fully-diluted weighted average shares of common stock, unless otherwise noted. Please read the Company's Quarterly Report on Form 10-Q, filed today with the U.S. Securities and Exchange Commission, or the SEC, which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.GladstoneCommercial.com.

Summary Information (dollars in thousands, except per share data):

	As of and for the three months ended September 30, 2014		As of and for the three months ended June 30, 2014	Change	% Change
Operating Data:
Total operating revenue	$ 19,014		$ 18,390	$ 624	3.4%
Total operating expenses	(11,457)		(11,243)	(214)	1.9%
Other expense	(7,328)		(5,928)	(1,400)	23.6%
Net income	$ 229		$ 1,219	$ (990)	-81.2%
Dividends attributable to preferred stock	(1,023)		(1,023)	--	0.0%
Dividends attributable to senior common stock	(137)		(110)	(27)	24.5%
Net (loss) income (attributable) available to common stockholders	$ (931)		$ 86	$ (1,017)	-1182.6%
Real estate depreciation and amortization	7,516		6,871	645	9.4%
Impairment charge	280		--	280	NM	(1)
Gain on sale of real estate	--		(1,240)	1,240	NM	(1)
Funds from operations available to common stockholders	$ 6,865		$ 5,717	$ 1,148	20.1%
Acquisition related expenses	233		859	(626)	-72.9%
Core funds from operations available to common stockholders	$ 7,098		$ 6,576	$ 522	7.9%

Share and Per Share Data:
Net (loss) income (attributable) available to common stockholders - basic and diluted	$ (0.05)		$ 0.01	$ (0.06)	-600.0%
FFO available to common stockholders - basic	$ 0.39		$ 0.35	$ 0.04	11.4%
FFO available to common stockholders - diluted	$ 0.38		$ 0.34	$ 0.04	11.8%
Core FFO available to common stockholders - basic	$ 0.40		$ 0.40	$ --	0.0%
Core FFO available to common stockholders - diluted	$ 0.39		$ 0.39	$ --	0.0%
Weighted average shares outstanding-basic	17,739,084		16,547,793	1,191,291	7.2%
Weighted average shares outstanding-diluted	18,168,757		16,894,973	1,273,784	7.5%
Cash dividends declared per common share	$ 0.375		$ 0.375	$ --	0.0%

Financial Position:
Real estate, before accumulated depreciation	$ 700,574		$ 684,001	$ 16,573	2.4%
Total assets	$ 759,407		$ 735,530	$ 23,877	3.2%
Mortgage notes payable, term preferred stock and borrowings under the line of credit	$ 544,458		$ 520,387	$ 24,071	4.6%
Total stockholders' equity	$ 189,196		$ 190,550	$ (1,354)	-0.7%
Properties owned	93	(2)	92	1	1.1%
Square feet owned	9,771,283	(2)	9,919,528	(148,245)	-1.5%
Square feet leased	99.9%		97.0%	2.9%	3.0%

(1) NM = Not meaningful
(2) Does not include Roseville, Minnesota property that is in process of being transferred to lender via a deed in lieu of foreclosure.

Third Quarter Activity:

  Acquired and Developed Properties: Invested a total of $20.1 million at a weighted average cap rate of 8.9%. Acquired 2 properties consisting of 211,000 square feet for an aggregate purchase price of $18.8 million at a weighted average cap rate of 8.9%. Ongoing development includes the $5.5 million commitment for a 150,000 square foot expansion of an existing property, of which $1.3 million was expended during the quarter at an average cap rate of 9.8%;
  Issued Loan: Issued a $5.6 million construction mortgage loan for a build-to-suit property, where we collect current interest at a fixed interest rate of 9.0%;
  Issued Debt: Issued mortgage debt for $6.1 million, which is collateralized by a property acquired this quarter at a fixed interest rate of 4.4%;
  Entered into a New ATM Program: Entered into a $100.0 million at-the-market, or ATM, common stock issuance and sale program with Cantor Fitzgerald;
  Issued Common Stock: Issued 191,694 shares of common stock through ATM program, resulting in net proceeds of $3.3 million;
  Extended Lease: Extended the term of 1 lease that was set to expire in 2015; and
  Paid Distributions: Paid monthly cash distributions for the quarter totaling $0.375 per share on its common stock, $0.4843749 per share on its Series A Preferred Stock, $0.46875 per share on its Series B Preferred Stock, $0.4453125 per share on its Series C Term Preferred Stock and $0.2625 per share on its senior common stock.

Q3 2014 Results: Core FFO available to common stockholders for the three months ended September 30, 2014, was $7.1 million, or $0.39 per share, a 7.9% increase when compared to the three months ended June 30, 2014. Core FFO increased primarily due to the increase in operating revenues derived from the two properties acquired this quarter coupled with lower property operating expenses at certain of our vacant properties and a lower administration fee, which was partially offset by a slight increase in general and administrative expenses and our base management fee.

Net loss attributable to common stockholders for the three months ended September 30, 2014, was $0.9 million, or $0.05 per share, compared to net income available to common stockholders for the three months ended June 30, 2014, of $0.09 million, or $0.01 per share. A reconciliation of Core FFO to net income for the three months ended September 30, 2014 and June 30, 2014, which the Company believes is the most directly comparable GAAP measure to Core FFO, and a computation of basic and diluted Core FFO per weighted average share of common stock and basic and diluted net income per weighted average share of common stock is set forth in the Summary Information table above.

Comments from the Company's President, Bob Cutlip: "Our financial results for the quarter reflect an increase in revenues from our real estate investments made during 2014. We have consistently increased our total assets for 12 consecutive quarters. Additionally, we have a robust pipeline and expect to close several additional deals during the fourth quarter. We continue to focus on our portfolio, successfully extending another lease this quarter that was scheduled to expire in 2015 and re-leasing one of our previously vacant buildings. We are looking forward to an active fourth quarter."

Subsequent to the end of the quarter:

  Leased Vacant Property: Executed a 3-year lease on Richmond, Virginia property;
  Extended Lease on Expansion Project: Executed a 10-year extension on property where a $5.5 million expansion was recently completed, the lease now expires in 2034;
  Extended Lease: Extended the term of 1 lease that was set to expire in 2015; and
  Declared Distributions: Declared monthly cash distributions for October, November and December 2014 totaling $0.375 per share on its common stock, $0.4843749 per share on its Series A Preferred Stock, $0.46875 per share on its Series B Preferred Stock, $0.4453125 per share on its Series C Term Preferred Stock and $0.2625 per share on its senior common stock.

Conference Call: The Company will hold a conference call on Thursday, October 30, 2014, at 8:30 a.m. EDT to discuss its earnings results. Please call (888) 734-0328 to enter the conference call. An operator will monitor the call and set a queue for any questions. A conference call replay will be available beginning one hour after the call and will be accessible through November 30, 2014. To hear the replay, please dial (855) 859-2056 and use conference number 61613172. The live audio broadcast of the Company's quarterly conference call will also be available online at the Company's website, www.GladstoneCommercial.com. The event will also be archived and available for replay on the Company's website through December 30, 2014.

About Gladstone Commercial: Gladstone Commercial Corporation is a real estate investment trust that invests in and owns net leased industrial, commercial and retail real property and selectively makes long-term industrial and commercial mortgage loans. Including payments through October 2014, the Company has paid 117 consecutive monthly cash distributions on its common stock. Prior to paying distributions on a monthly basis, the Company paid 5 consecutive quarterly cash distributions. The Company has also paid 105 consecutive monthly cash distributions on its Series A Preferred Stock, 96 consecutive monthly cash distributions on its Series B Preferred Stock, 32 consecutive monthly cash distributions on its Series C Term Preferred Stock and 54 consecutive monthly cash distributions on its senior common stock. The Company has never skipped, reduced or deferred a distribution since its inception in 2003. Further information on the Company can be found at www.gladstonecommercial.com.

About the Gladstone Companies: Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

Investor Relations: For Investor Relations inquiries related to any of the monthly dividend paying Gladstone funds, please visit www.gladstone.com.

Non-GAAP Financial Measures:

FFO: The National Association of Real Estate Investment Trusts ("NAREIT") developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. FFO does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

Core FFO: Core FFO is FFO adjusted for certain items that are not indicative of the results provided by the Company's operating portfolio and affect the comparability of the Company's period-over-period performance. These items include the adjustment for property acquisitions costs, loss from early extinguishment of debt and any other non-recurring expense adjustments. Although the Company's calculation of Core FFO differs from NAREIT's definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its operating performance. Accordingly, Core FFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.

The Company's presentation of FFO, as defined by NAREIT, or presentation of Core FFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.

The statements in this press release regarding the Company's ability, plans or prospects to re-lease its unoccupied properties, grow its portfolio, and negotiate to extend leases are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company's current plans that are believed to be reasonable as of the date of this press release. Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company's ability to raise additional capital; availability and terms of capital and financing, both to fund its operations and to refinance its indebtedness as it matures; downturns in the current economic environment; the performance of its tenants; the impact of competition on its efforts to renew existing leases or re-lease space; and significant changes in interest rates. Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption "Risk factors" of its Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on February 18, 2014. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Gladstone Commercial Corporation, +1-703-287-5893